EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Third Avenue Development LLC, a Texas limited liability company, is a wholly owned subsidiary of Taylor Consulting Inc.

White Buffalo Property Solutions, LLC, a Texas limited liability company, is a wholly owned subsidiary of Taylor Consulting Inc.